HomeStreet, Inc. Reports Second Quarter 2018 Results

Key highlights and developments for second quarter 2018:

•	Appointed Sandra Cavanaugh to our Board of Directors and appointed Donald R. Voss as Lead Independent Director

•	Sold $4.90 billion in unpaid balance of our single family mortgage servicing rights at a gain of $573 thousand

•	Implemented plan to streamline our Mortgage Banking operations which we estimate will reduce pre-tax expenses by $13.1 million annually in this segment

•
Grew loans held for investment to $4.90 billion, an increase of $123.1 million, or 3%, from $4.78 billion at March 31, 2018, and an increase of $720.6 million, or 17%, from $4.18 billion at June 30, 2017

•	Grew total assets to $7.16 billion, an increase of $239.8 million, or 3%, from $6.92 billion at March 31, 2018, and an increase of $577.3 million, or 9% from $6.59 billion at June 30, 2017

•
Modified our loss sharing agreement with Fannie Mae related to our DUS servicing that significantly lowered our consolidated risk-weighted assets and improved our risk-based consolidated regulatory capital ratios

SEATTLE – July 23, 2018 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $7.1 million, or $0.26 per diluted share for the second quarter of 2018, compared with net income of $5.9 million, or $0.22 per diluted share for the first quarter of 2018, and $11.2 million, or $0.41 per diluted share for second quarter of 2017. Core net income(1) for the second quarter of 2018, was $12.5 million, or $0.46 per diluted share, compared with core net income(1) of $5.6 million, or $0.21 per diluted share, for the first quarter of 2018, and $11.4 million, or $0.42 per diluted share, for the second quarter of 2017.
As previously announced, HomeStreet has taken steps to further streamline operations in its Mortgage Banking segment after experiencing several quarters of challenging mortgage market conditions that have reduced loan origination volume and profit margins. Among other things, HomeStreet is in the process of closing, consolidating, or reducing space in 20 single family home lending centers (“HLCs”), including both primary and satellite offices, and one regional processing center, resulting in the termination of related leases and a reduction in headcount for our Mortgage Banking segment. In the second quarter of 2018 we recorded $6.9 million in pre-tax restructuring expenses related to these actions and we estimate $1.7 million in additional pre-tax restructuring expenses in the third quarter of 2018. We expect these actions will result in annualized expense savings of an estimated $13.1 million.
(1) For notes on non-GAAP financial measures see page 24.

“During the second quarter of 2018 we continued to meet the challenges presented by the market,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “We took additional steps to refresh our board composition, including naming Donald R. Voss as our Lead Independent Director to succeed Scott Boggs and naming Sandra Cavanaugh as a new board member. The Board believes that Sandra’s strong background in banking and asset management will be an asset to the Company as we continue to execute on our strategic plan."
“Our Commercial and Consumer Banking Segment experienced strong loan growth of 3% during the quarter and continued improvement in asset quality. Our nonperforming asset ratio decreased to 0.14% of total assets, representing the lowest level of problem assets since 2006. Supporting this loan growth was strong quarterly growth in our business deposit accounts of 5%.”
“During the quarter, we implemented a plan to further streamline our Mortgage Banking operations by closing, consolidating, or reducing space in 20 single family lending centers. In addition to the estimated annual pre-tax expense savings of $13.1 million, we expect this plan to improve the profitability of the segment by reducing the proportion of lower profit margin jumbo originations and reducing direct origination expenses by exiting higher cost, lower market share regions. Competitive market pressures eased somewhat during the quarter, which resulted in improvement of our single-family composite gain on sale profit margin. The mortgage banking industry is at a low point of its cycle and remains a challenge, but we are taking measured steps to improve the segment’s profitability while maintaining our position as a market leading originator and servicer.”
“As part of our ongoing balance sheet and capital management, we entered into an agreement to sell approximately $4.9 billion of unpaid principal balance of our single family mortgage servicing rights. We also modified the loss sharing arrangement with Fannie Mae related to our DUS® servicing that significantly lowered our consolidated risk-weighted assets. In addition to increasing regulatory capital ratios, these actions will provide additional regulatory capital to support the continued growth of our Commercial and Consumer Banking business and accelerate the diversification of the Company’s net income.”

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 24, 2018 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss 2018 second quarter results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10121426 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10121426.

The information to be discussed in the conference call will be posted on the Company's web site after the market closes on Monday, July 23, 2018.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, along with investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located primarily in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Income statement data (for the period ended):
Net interest income	$51,003	$48,460	$51,079	$50,840	$46,868	$99,463	$92,519
Provision for credit losses	1,000	750	—	250	500	1,750	500
Noninterest income	69,389	60,831	72,801	83,884	81,008	130,220	155,469
Noninterest expense	110,565	100,769	106,838	114,697	111,244	211,334	218,118
Restructuring-related expenses (recoveries) (included in noninterest expense)	6,892	(291)	(260)	3,877	103	6,601	103
Acquisition-related expenses (recoveries) (included in noninterest expense)	4	(50)	72	353	177	(46)	177
Income before income taxes	8,827	7,772	17,042	19,777	16,132	16,599	29,370
Income tax expense (benefit)	1,728	1,906	(17,873)	5,938	4,923	3,634	9,178
Net income	$7,099	$5,866	$34,915	$13,839	$11,209	$12,965	$20,192
Basic income per common share	$0.26	$0.22	$1.30	$0.51	$0.42	$0.48	$0.75
Diluted income per common share	$0.26	$0.22	$1.29	$0.51	$0.41	$0.48	$0.75
Common shares outstanding	26,978,229	26,972,074	26,888,288	26,884,402	26,874,871	26,978,229	26,874,871

Core net income (1)	$12,547	$5,597	$11,467	$16,588	$11,391	$18,144	$20,374
Core diluted income per common share (1)	$0.46	$0.21	$0.42	$0.61	$0.42	$0.67	$0.75
Weighted average number of shares outstanding:
Basic	26,976,892	26,927,464	26,887,611	26,883,392	26,866,230	26,952,178	26,843,813
Diluted	27,156,329	27,159,000	27,136,977	27,089,040	27,084,608	27,157,664	27,071,028
Shareholders' equity per share	$26.19	$25.99	$26.20	$24.98	$24.40	$26.19	$24.40
Tangible book value per share (1)	$25.12	$24.90	$25.09	$23.86	$23.30	$25.12	$23.30

Financial position (at period end):
Loans held for investment, net	4,883,310	4,758,261	4,506,466	4,313,225	4,156,424	4,883,310	4,156,424
Total assets	7,163,877	6,924,056	6,742,041	6,796,346	6,586,557	7,163,877	6,586,557
Deposits	5,120,285	5,048,996	4,760,952	4,670,486	4,747,771	5,120,285	4,747,771
Shareholders’ equity	706,459	700,963	704,380	671,469	655,841	706,459	655,841

Other data:
Full-time equivalent employees (ending)	2,253	2,384	2,419	2,463	2,542	2,253	2,542

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Six Months Ended
(dollars in thousands, except share data)	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018		June 30, 2017

Financial performance:
Return on average shareholders’ equity(2)	3.78%		3.27%	19.90%	8.10%	6.71%	3.53%		6.13%
Return on average shareholders’ equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(1)	6.68%		3.12%	6.54%	9.71%	6.82%	4.94%		6.18%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (1)	6.95%		3.25%	6.83%	10.15%	7.14%	5.14%		6.48%
Return on average assets	0.40%		0.35%	2.03%	0.83%	0.70%	0.37%		0.63%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax)(1)	0.71%		0.33%	0.67%	0.99%	0.71%	0.52%		0.64%
Net interest margin (3)	3.25%		3.25%	3.33%	3.40%	3.29%	3.25%		3.26%
Efficiency ratio (4)	91.84%		92.20%	86.24%	85.13%	86.99%	92.01%		87.96%
Core efficiency ratio (1)(5)	86.11%		92.51%	86.39%	82.00%	86.77%	89.16%		87.84%
Asset quality:
Allowance for loan losses/total loans(6)	0.80%		0.81%	0.83%	0.85%	0.86%	0.80%		0.86%
Allowance for loan losses/nonaccrual loans	409.97%		359.32%	251.63%	245.02%	233.50%	409.97%		233.50%
Nonaccrual loans/total loans	0.20%		0.23%	0.33%	0.35%	0.37%	0.20%		0.37%
Nonperforming assets/total assets	0.14%		0.16%	0.23%	0.28%	0.30%	0.14%		0.30%

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.72%	(7)	9.58%	9.67%	9.86%	10.13%	9.72%	(7)	10.13%
Tier 1 common equity risk-based capital (to risk-weighted assets)	12.71%	(7)	12.30%	13.22%	12.88%	13.23%	12.71%	(7)	13.23%
Tier 1 risk-based capital (to risk-weighted assets)	12.71%	(7)	12.30%	13.22%	12.88%	13.23%	12.71%	(7)	13.23%
Total risk-based capital (to risk-weighted assets)	13.53%	(7)	13.09%	14.02%	13.65%	14.01%	13.53%	(7)	14.01%
Risk-weighted assets	$5,285,248		$5,116,728	$4,915,576	$5,014,437	$4,814,330	$5,285,248		$4,814,330
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.18%	(7)	9.08%	9.12%	9.33%	9.55%	9.18%	(7)	9.55%
Tier 1 common equity risk-based capital (to risk-weighted assets)	10.43%	(7)	9.26%	9.86%	9.77%	10.01%	10.43%	(7)	10.01%
Tier 1 risk-based capital (to risk-weighted assets)	11.50%	(7)	10.28%	10.92%	10.81%	11.10%	11.50%	(7)	11.10%
Total risk-based capital (to risk-weighted assets)	12.32%	(7)	10.97%	11.61%	11.48%	11.79%	12.32%	(7)	11.79%
Risk-weighted assets	$5,550,890		$5,833,243	$5,628,733	$5,678,249	$5,434,895	$5,550,890		$5,434,895

(1)
Core net income; core diluted income per common share; tangible book value per share of common stock; core efficiency ratio; and return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case including income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.85%, 0.87%, 0.90%, 0.93% and 0.95% at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

(7)	Regulatory capital ratios at June 30, 2018 are preliminary.

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017		June 30, 2017

Interest income:
Loans	$61,409		$55,936	$58,112	$56,547		$51,198
Investment securities	5,527		5,559	5,438	5,264		5,419
Other	253		179	136	170		125
	67,189		61,674	63,686	61,981		56,742
Interest expense:
Deposits	9,562		7,788	6,402	6,020		5,867
Federal Home Loan Bank advances	4,782		3,636	4,415	3,405		2,368
Federal funds purchased and securities sold under agreements to repurchase	24		32	—	—		5
Long-term debt	1,662		1,584	1,554	1,520		1,514
Other	156		174	236	196		120
	16,186		13,214	12,607	11,141		9,874
Net interest income	51,003		48,460	51,079	50,840		46,868
Provision for credit losses	1,000		750	—	250		500
Net interest income after provision for credit losses	50,003		47,710	51,079	50,590		46,368
Noninterest income:
Net gain on loan origination and sale activities	57,049		48,319	58,677	71,010		65,908
Loan servicing income	7,032		7,574	9,099	8,282		8,764
Income (loss) from WMS Series LLC	322		(11)	(159)	166		406
Depositor and other retail banking fees	1,953		1,945	1,915	1,839		1,811
Insurance agency commissions	527		543	472	535		501
Gain (loss) on sale of investment securities available for sale	16		222	(399)	331		551
Other	2,490		2,239	3,196	1,721		3,067
	69,389		60,831	72,801	83,884		81,008
Noninterest expense:
Salaries and related costs	69,127		66,691	70,798	75,374		76,390
General and administrative	14,707		14,584	15,889	16,147		15,872
Amortization of core deposit intangibles	407		406	233	470		493
Legal	839		730	748	352		150
Consulting	758		877	724	914		771
Federal Deposit Insurance Corporation assessments	1,079		929	967	791		697
Occupancy	14,953	(1)	8,180	8,788	12,391	(1)	8,880
Information services	8,693		8,465	8,563	8,760		8,172
Net cost (benefit) from operation and sale of other real estate owned	2		(93)	128	(502)		(181)
	110,565		100,769	106,838	114,697		111,244
Income before income taxes	8,827		7,772	17,042	19,777		16,132
Income tax expense (benefit)	1,728		1,906	(17,873)	5,938		4,923
NET INCOME	$7,099		$5,866	$34,915	$13,839		$11,209

Basic income per share	$0.26		$0.22	$1.30	$0.51		$0.42
Diluted income per share	$0.26		$0.22	$1.29	$0.51		$0.41
Basic weighted average number of shares outstanding	26,976,892		26,927,464	26,887,611	26,883,392		26,866,230
Diluted weighted average number of shares outstanding	27,156,329		27,159,000	27,136,977	27,089,040		27,084,608

(1)
Includes approximately $6.7 million and $3.0 million of pre-tax charges related to the Mortgage Banking restructuring activity that occurred in the second quarter of 2018 and the third quarter of 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Assets:
Cash and cash equivalents	$176,218		$66,289	$72,718	$55,050	$54,447
Investment securities	907,457		915,483	904,304	919,459	936,522
Loans held for sale	568,514		500,533	610,902	851,126	784,556
Loans held for investment, net	4,883,310		4,758,261	4,506,466	4,313,225	4,156,424
Mortgage servicing rights	272,205		320,105	284,653	268,072	258,222
Other real estate owned	752		297	664	3,704	4,597
Federal Home Loan Bank stock, at cost	48,157		41,923	46,639	52,486	41,769
Premises and equipment, net	99,155		104,508	104,654	104,389	101,797
Goodwill	22,564		22,564	22,564	22,564	22,175
Other assets	185,545		194,093	188,477	206,271	226,048
Total assets	$7,163,877		$6,924,056	$6,742,041	$6,796,346	$6,586,557
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$5,120,285		$5,048,996	$4,760,952	$4,670,486	$4,747,771
Federal Home Loan Bank advances	1,008,613		851,657	979,201	1,135,245	867,290
Accounts payable and other liabilities	173,145		172,119	172,234	193,866	190,421
Federal funds purchased and securities sold under agreements to repurchase	—		25,000	—	—	—
Other borrowings	30,007	(1)	—	—	—	—
Long-term debt	125,368		125,321	125,274	125,280	125,234
Total liabilities	6,457,418		6,223,093	6,037,661	6,124,877	5,930,716
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—		—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511		511	511	511	511
Additional paid-in capital	340,723		339,902	339,009	338,283	337,515
Retained earnings	384,947		377,848	371,982	337,067	323,228
Accumulated other comprehensive loss	(19,722)		(17,298)	(7,122)	(4,392)	(5,413)
Total shareholders’ equity	706,459		700,963	704,380	671,469	655,841
Total liabilities and shareholders’ equity	$7,163,877		$6,924,056	$6,742,041	$6,796,346	$6,586,557

(1)	Balance represents the annual test draw down on our HomeStreet Inc., line of credit. This balance was subsequently paid off in July 2018.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended June 30,			Quarter Ended March 31,			Quarter Ended June 30,
	2018			2018			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$87,898	$252	1.15%	$79,026	$179	0.92%	$87,249	$125	0.57%
Investment securities	911,678	6,029	2.64%	915,562	6,086	2.65%	1,089,552	6,466	2.38%
Loans held for sale	533,453	6,081	4.56%	456,862	4,653	4.10%	541,291	5,586	4.13%
Loans held for investment	4,836,644	55,537	4.59%	4,641,980	51,458	4.47%	4,119,825	45,701	4.43%
Total interest-earning assets	6,369,673	67,899	4.26%	6,093,430	62,376	4.12%	5,837,917	57,878	3.96%
Noninterest-earning assets (2)	711,206			656,823			587,211
Total assets	$7,080,879			$6,750,253			$6,425,128
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$445,128	$430	0.39%	$441,363	$440	0.40%	$494,997	$502	0.41%
Savings accounts	292,156	217	0.30%	293,108	230	0.31%	309,844	256	0.33%
Money market accounts	1,926,662	4,064	0.85%	1,860,678	3,448	0.74%	1,551,328	1,917	0.50%
Certificate accounts	1,382,351	4,999	1.45%	1,239,042	3,844	1.24%	1,295,867	3,303	1.03%
Total interest-bearing deposits	4,046,297	9,710	0.96%	3,834,191	7,962	0.83%	3,652,036	5,978	0.66%
Federal Home Loan Bank advances	943,539	4,782	2.03%	858,451	3,636	1.70%	872,019	2,368	1.09%
Federal funds purchased and securities sold under agreements to repurchase	5,253	24	1.84%	7,333	32	1.76%	4,804	14	1.20%
Other borrowings	659	7	4.40%	—	—	—%	—	—	—%
Long-term debt	125,337	1,662	5.32%	125,290	1,584	5.07%	125,205	1,514	4.86%
Total interest-bearing liabilities	5,121,085	16,185	1.27%	4,825,265	13,214	1.10%	4,654,064	9,874	0.85%
Noninterest-bearing liabilities	1,208,201			1,207,246			1,102,687
Total liabilities	6,329,286			6,032,511			5,756,751
Shareholders’ equity	751,593			717,742			668,377
Total liabilities and shareholders’ equity	$7,080,879			$6,750,253			$6,425,128
Net interest income (3)		$51,714			$49,162			$48,004
Net interest spread			2.99%			3.02%			3.11%
Impact of noninterest-bearing sources			0.26%			0.23%			0.18%
Net interest margin			3.25%			3.25%			3.29%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $711 thousand, $702 thousand and $1.1 million for the quarters ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively. The estimated federal statutory tax rate was 21%, 21% and 35%, respectively, for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Six Months Ended June 30,
	2018			2017
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$83,487	$432	1.04%	$89,224	$261	0.59%
Investment securities	913,609	12,115	2.65%	1,121,224	13,065	2.33%
Loans held for sale	495,369	10,734	4.33%	581,947	11,673	4.02%
Loans held for investment	4,739,850	106,995	4.53%	4,017,748	89,187	4.44%
Total interest-earning assets	6,232,315	130,276	4.19%	5,810,143	114,186	3.93%
Noninterest-earning assets (2)	684,164			574,654
Total assets	$6,916,479			$6,384,797
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$443,256	$870	0.39%	$472,920	$980	0.42%
Savings accounts	292,629	448	0.31%	307,095	508	0.33%
Money market accounts	1,893,852	7,511	0.79%	1,570,406	4,128	0.53%
Certificate accounts	1,311,092	8,843	1.35%	1,224,122	6,104	1.00%
Total interest-bearing deposits	3,940,829	17,672	0.90%	3,574,543	11,720	0.66%
Federal Home Loan Bank advances	901,230	8,418	1.87%	923,679	4,770	1.04%
Federal funds purchased and securities sold under agreements to repurchase	6,287	56	1.80%	2,901	16	1.03%
Other borrowings	332	8	2.21%	—	—	—%
Long-term debt	125,314	3,246	5.20%	125,183	2,992	4.81%
Total interest-bearing liabilities	4,973,992	29,400	1.18%	4,626,306	19,498	0.85%
Noninterest-bearing liabilities	1,207,726			1,099,530
Total liabilities	6,181,718			5,725,836
Shareholders’ equity	734,761			658,961
Total liabilities and shareholders’ equity	$6,916,479			$6,384,797
Net interest income (3)		$100,876			$94,688
Net interest spread			3.01%			3.08%
Impact of noninterest-bearing sources			0.24%			0.18%
Net interest margin			3.25%			3.26%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.4 million and $2.2 million for the six months ended June 30, 2018 and June 30, 2017, respectively. The estimated federal statutory tax rate was 21% and 35%, respectively, for the periods presented.

Consolidated Results of Operations
Net Income
Net income increased in the second quarter of 2018 when compared to the first quarter of 2018 primarily due to a seasonal increase in mortgage production in our Mortgage Banking segment, and due to an increase in net interest income from higher average balances and higher yields on interest-earnings assets in our Commercial and Consumer Banking segment. The increase in net income is partially offset by $6.9 million in restructuring expenses related primarily to the streamlining of our Mortgage Banking segment. Net income decreased from the second quarter of 2017 primarily due to a decrease in mortgage production and the expenses related to the restructuring of our Mortgage Banking segment.
Core Net Income
The increase in core net income(1) from the first quarter of 2018 was primarily the result of an increase in core net income(1) in the Mortgage Banking segment, primarily due to the seasonal increase in mortgage production and an increase in net interest income from higher average balances and higher yields on interest-earnings assets in our Commercial and Consumer Banking segment. The increase in core net income(1) from the second quarter of 2017 was primarily the result of an increase in net interest income from higher average balances of interest-earnings assets in our Commercial and Consumer Banking segment, partially offset by lower core net income(1) in the Mortgage Banking segment primarily due to a decrease in mortgage production and lower mortgage servicing income.
Net Interest Income
The increase in net interest income from the first quarter of 2018 and the second quarter of 2017 was primarily due to growth of loans held for investment and higher yields on average interest-earning assets, partially offset by higher cost of funds.

Our net interest margin, on a tax equivalent basis, remained unchanged at 3.25% from the first quarter of 2018 and decreased four basis points from 3.29% in the second quarter of 2017. The decrease from the second quarter of 2017 was primarily due to our cost of interest-bearing liabilities which increased slightly more than our yield on interest-earning assets. The flatness of the yield curve has adversely affected our net interest margin because the cost of our interest-bearing liabilities has increased more quickly than the yield on our interest earning assets.
Total average interest-earning assets in the second quarter of 2018 increased 4.5% from the first quarter of 2018 and 9.1% from the second quarter of 2017 primarily due to overall organic growth.
Provision for Credit Losses

The increase in the provision for credit losses from the first quarter of 2018 and the second quarter of 2017 was due to net charge-offs in the quarter compared to net recoveries in the comparable prior periods.

(1) For notes on non-GAAP financial measures see page 24.

Noninterest Income
The increase in noninterest income from the first quarter of 2018 was primarily due to increased mortgage production, resulting in an increase of $7.5 million in gain on loan origination and sale activities in our Mortgage Banking segment. The decrease in noninterest income from the second quarter of 2017 was primarily due to a decrease in mortgage production, resulting in a decrease of $9.8 million in gain on loan origination and sale activities in our Mortgage Banking segment.
Noninterest Expense
The increase in noninterest expense compared to the first quarter of 2018 was primarily due to $6.9 million in restructuring costs and increased commissions on higher closed loan volume in our Mortgage Banking segment. The decrease in noninterest expense compared to the second quarter of 2017 was primarily due to decreased commissions on lower closed loan volume in our Mortgage Banking segment and cost savings associated with headcount and non-personnel costs in our Mortgage Banking segment implemented in the second and third quarters of 2017 and early in the second quarter of 2018, partially offset by our $6.9 million in restructuring costs.
Other
As of June 30, 2018, we had 2,253 full-time equivalent employees, a 5% net decrease from 2,384 employees as of March 31, 2018, and an 11% net decrease from 2,542 employees as of June 30, 2017. The decrease in employees compared to June 30, 2017 was primarily due to several reductions in our workforce primarily in our Mortgage Banking segment. At June 30, 2018, we had 62 total retail deposit branches, 35 primary stand-alone home loan centers and six primary commercial loan centers.
In the second quarter of 2018, we modified our loss sharing agreement between our subsidiary HomeStreet Capital Corporation and Fannie Mae related to our DUS portfolio to move from a standard loss share method to a pari passu loss share method. Under the new agreement, the calculated off-balance sheet risk weighted assets are reduced by two-thirds of the amount under the previous agreement, which in turn improved the common equity tier 1 risk based capital ratio, the tier 1 risk based capital ratio, and the total risk based capital ratio for the HomeStreet on a consolidated basis.
Income Taxes
Our effective income tax rate of 19.6% for the second quarter of 2018 differs from the Federal statutory rate of 21.0% primarily due to the benefit we receive from tax-exempt interest income.

Business Segments
Commercial and Consumer Banking Segment

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Net interest income	$47,745	$45,448	$45,876	$45,314	$42,448	$93,193	$83,352
Provision for credit losses	1,000	750	—	250	500	1,750	500
Noninterest income	8,405	7,096	12,697	11,962	8,276	15,501	17,701
Noninterest expense	39,286	38,272	38,716	37,160	36,631	77,558	73,101
Income before income taxes	15,864	13,522	19,857	19,866	13,593	29,386	27,452
Income tax expense	3,964	3,316	10,496	5,904	4,147	7,280	8,714
Net income	$11,900	$10,206	$9,361	$13,962	$9,446	$22,106	$18,738

Net income, excluding income tax reform-related expense, acquisition-related expenses and restructuring-related expenses (net of tax)(1)	$11,916	$10,167	$13,568	$14,191	$9,561	$22,083	$18,853
Efficiency ratio (2)	69.97%	72.84%	66.10%	64.88%	72.22%	71.35%	72.34%
Core efficiency ratio (1)(3)	69.93%	72.93%	65.98%	64.26%	71.87%	71.38%	72.16%
Full-time equivalent employees (ending)	1,018	1,077	1,068	1,071	1,055	1,018	1,055

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$71,759	$21,744	$115,419	$109,994	$58,343	$93,503	$115,895
SBA	$5,713	$3,230	$7,351	$18,734	$6,126	$8,943	$12,924
Loans sold
Multifamily DUS ® (4)	$54,621	$32,976	$132,848	$102,075	$35,312	$87,597	$112,161
SBA	$3,622	$3,692	$4,356	$11,318	$3,532	$7,314	$11,167
CRE Non-DUS (5)	$114,650	$—	$180,810	$114,175	$21,163	$114,650	$26,714
Single Family (5)	$138,603	$—	$—	$—	$—	$138,603	$—

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$1,613	$1,146	$4,425	$4,152	$1,273	$2,759	$4,633
SBA	385	301	465	1,056	316	686	918
CRE Non-DUS® (5)	800	—	2,446	1,789	143	800	143
Single Family (5)	(89)	—	—	—	—	(89)	—
	$2,709	$1,447	$7,336	$6,997	$1,732	$4,156	$5,694

(1)
Commercial and Consumer Banking segment net income, excluding tax reform-related expense, acquisition-related items and restructuring-related items, and core efficiency ratios, excluding acquisition-related and restructuring-related items, are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Loans originated as held for investment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Net Income
Commercial and Consumer Banking segment net income increased in the second quarter of 2018 compared to the first quarter of 2018 and second quarter of 2017 primarily due to an increase in net interest income from higher average balances and yields on interest-earning assets and higher revenue from the sale of commercial real estate loans, partially offset by higher cost of funds. The increase from the second quarter of 2017 was also related to the reduction in our effective tax rate.
Provision for Credit Losses
The increase in the provision for credit losses from the first quarter of 2018 and the second quarter of 2017 was primarily due to net charge-offs in the quarter compared to net recoveries in the comparable prior periods.
Noninterest Expense
Noninterest expense in this segment increased from both the first quarter of 2018 and second quarter of 2017 primarily due to higher costs from the continued growth of our commercial real estate and commercial business lending units, our expanding branch banking network, and increased information system and FDIC assessments.

Five Quarter Investment Securities

(in thousands, except for duration data)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Available for sale:
Mortgage-backed securities:
Residential	$115,848	$121,356	$130,090	$152,362	$150,935
Commercial	30,354	31,406	23,694	20,214	23,381
Municipal bonds	361,799	374,640	388,452	369,278	372,729
Collateralized mortgage obligations:
Residential	168,519	169,371	160,424	184,936	184,695
Commercial	111,623	97,727	98,569	86,817	76,230
Corporate debt securities	21,478	21,761	24,737	28,731	30,218
U.S. Treasury Securities	10,438	10,489	10,652	10,750	10,740
Agency Debentures	9,363	9,450	9,650	9,763	35,338
Total available for sale	$829,422	$836,200	$846,268	$862,851	$884,266
Held to maturity	78,035	79,283	58,036	56,608	52,256
	$907,457	$915,483	$904,304	$919,459	$936,522

Weighted average duration in years - available for sale	4.7	6.0	5.7	4.9	4.6

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loans Held for Investment

(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Consumer loans
Single family (1)	$1,416,072	$1,444,193	$1,381,366	$1,269,484	$1,148,229
Home equity and other	513,016	470,273	453,489	436,755	414,506
Total consumer	1,929,088	1,914,466	1,834,855	1,706,239	1,562,735
Commercial real estate loans
Non-owner occupied commercial real estate	640,984	633,719	622,782	651,048	617,382
Multifamily	836,260	811,892	728,037	747,171	780,602
Construction/land development	778,094	739,248	687,631	653,132	648,672
Total commercial real estate	2,255,338	2,184,859	2,038,450	2,051,351	2,046,656
Commercial and industrial loans
Owner occupied commercial real estate	400,149	393,845	391,613	335,373	324,740
Commercial business	319,038	287,367	264,709	245,859	248,908
Total commercial and industrial loans	719,187	681,212	656,322	581,232	573,648
Total loans before allowance, net deferred loan fees and costs	4,903,613	4,780,537	4,529,627	4,338,822	4,183,039
Net deferred loan fees and costs	19,177	16,814	14,686	11,458	9,521
	4,922,790	4,797,351	4,544,313	4,350,280	4,192,560
Allowance for loan losses	(39,480)	(39,090)	(37,847)	(37,055)	(36,136)
	$4,883,310	$4,758,261	$4,506,466	$4,313,225	$4,156,424

(1)
Includes $4.2 million, $5.3 million, $5.5 million, $5.5 million and $5.1 million of single family loans that are carried at fair value at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

Loans Held for Investment
Loans held for investment increased 3% compared to March 31, 2018 and 17% compared to June 30, 2017. The increases were primarily due to growth in both commercial real estate and commercial and industrial loans as we continue to diversify the portfolio. During the second quarter, new commitments totaled $838.8 million compared to $691.0 million at March 31, 2018 and $807.6 million at June 30, 2017. At June 30, 2018, new commitments included $327.8 million of consumer loans, $458.9 million in commercial real estate loans including $346.2 million in construction and $52.0 million in commercial and industrial loans.
Due to strong secondary market demand, during the second quarter of 2018, we assembled and sold Jumbo single family mortgage loans totaling $138.6 million to manage the asset yield of our balance sheet.
.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Loans - beginning balance	$4,780,537	$4,529,627	$4,338,822	$4,183,039	$3,986,180
Originations	498,196	417,451	478,535	515,351	508,263
Purchases and advances	260,680	236,851	339,314	196,275	228,753
Payoffs, paydowns, sales and other	(634,580)	(403,340)	(626,791)	(555,611)	(540,019)
Charge-offs and transfers to OREO	(1,220)	(52)	(253)	(232)	(138)
Loans - ending balance	$4,903,613	$4,780,537	$4,529,627	$4,338,822	$4,183,039

Net change - loans outstanding	$123,076	$250,910	$190,805	$155,783	$196,859

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Beginning balance	$40,446	$39,116	$38,195	$37,470	$36,042
Provision for credit losses	1,000	750	—	250	500
(Charge-offs), net of recoveries	(464)	580	921	475	928
Ending balance	$40,982	$40,446	$39,116	$38,195	$37,470
Components:
Allowance for loan losses	$39,480	$39,090	$37,847	$37,055	$36,136
Allowance for unfunded commitments	1,502	1,356	1,269	1,140	1,334
Allowance for credit losses	$40,982	$40,446	$39,116	$38,195	$37,470

Allowance as a % of loans held for investment(1) (2)	0.80%	0.81%	0.83%	0.85%	0.86%
Allowance as a % of nonaccrual loans	409.97%	359.32%	251.63%	245.02%	233.50%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.85%, 0.87%, 0.90%, 0.93% and 0.95% at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets

(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Nonaccrual loans(1)	$9,630	$10,879	$15,041	$15,123	$15,476
Other real estate owned	751	297	664	3,704	4,597
Total nonperforming assets(2)	$10,381	$11,176	$15,705	$18,827	$20,073
Nonaccrual loans as a % of total loans	0.20%	0.23%	0.33%	0.35%	0.37%
Nonperforming assets as a % of total assets	0.14%	0.16%	0.23%	0.28%	0.30%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.4 million, $1.7 million, $1.9 million, $1.4 million and $732 thousand of nonperforming loans guaranteed by the SBA at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Beginning balance	$11,176	$15,705	$18,827	$20,073	$24,322
Additions	2,097	698	1,425	2,231	1,009
Reductions:
Gross charge-offs	(76)	(47)	(234)	(18)	(103)
OREO sales	—	(367)	(3,014)	(860)	(1,162)
OREO writedowns and other adjustments	—	—	(26)	(33)	—
Principal paydowns, payoff advances, equity adjustments	(2,001)	(891)	(406)	(2,045)	(1,541)
Transferred back to accrual status	(815)	(3,922)	(867)	(521)	(2,452)
Total reductions	(2,892)	(5,227)	(4,547)	(3,477)	(5,258)
Net reductions	(795)	(4,529)	(3,122)	(1,246)	(4,249)
Ending balance(1)	$10,381	$11,176	$15,705	$18,827	$20,073

(1)
Includes $1.4 million, $1.7 million, $1.9 million, $1.4 million and $732 thousand of nonperforming loans guaranteed by the SBA at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

June 30, 2018
Total loans held for investment	$10,334	$4,341	$50,597	$65,272	$4,838,341	$4,903,613
Less: FHA/VA loans(1)	8,945	3,774	40,967	53,686	68,027	121,713
Less: guaranteed portion of SBA loans(2)	—	—	1,392	1,392	7,183	8,575
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,389	$567	$8,238	$10,194	$4,763,131	$4,773,325
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.01%	0.17%	0.21%	99.79%	100.00%

December 31, 2017
Total loans held for investment	$12,261	$4,457	$52,212	$68,930	$4,460,697	$4,529,627
Less: FHA/VA loans(1)	9,431	4,267	37,171	50,869	65,586	116,455
Less: guaranteed portion of SBA loans(2)	—	—	1,856	1,856	6,136	7,992
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,830	$190	$13,185	$16,205	$4,388,975	$4,405,180
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	—%	0.30%	0.37%	99.63%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

Asset Quality
As credit quality continued to improve, nonperforming assets decreased to 0.14% of total assets and now represents the lowest absolute level of problem assets since 2006. The decreases from June 30, 2017 included significant reductions in both nonperforming loans and other real estate owned in the consumer and commercial loan classes. Delinquency rates (both including FHA/VA insured and guaranteed portion of SBA loans) also improved in part as a result of the decrease in non-performing loans compared to prior periods.
The increase in the allowance for credit losses is due to the increase in loan balances as compared to March 31, 2018 and June 30, 2017. The ALLL/Loan ratio continues to decline as the bank has experienced net recoveries for the past three and half years combined with strong credit quality trends as evidenced by our declining nonperforming loan to total loan ratio. Our portfolio also includes a pool of Government guaranteed loans and loans acquired through acquisition marked at fair value, all of which require nominal reserve amounts due to the Government guarantee or accounting treatment. All of these factors contributed to determining the current ALLL/Loan ratio and supports the decrease as compared to the previous quarter and year ago periods.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Commercial
Multifamily DUS ®	$1,357,929	$1,323,937	$1,311,399	$1,213,459	$1,135,722
Other	82,083	81,436	79,797	78,674	75,336
Total commercial loans serviced for others	$1,440,012	$1,405,373	$1,391,196	$1,292,133	$1,211,058

Commercial Loan Servicing Income

	Quarter Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Servicing income, net:
Servicing fees and other	$2,001	$1,957	$2,081	$1,690	$1,652
Amortization of capitalized MSRs	(1,064)	(1,049)	(1,429)	(811)	(761)
Commercial loan servicing income	$937	$908	$652	$879	$891

Commercial Multifamily Capitalized Mortgage Servicing Rights ('MSRs")

	Quarter Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Beginning balance	$26,042	$26,093	$23,966	$21,600	$21,424
Originations	1,409	934	3,193	3,177	937
Amortization	(991)	(985)	(1,066)	(811)	(761)
Ending balance	$26,460	$26,042	$26,093	$23,966	$21,600
Ratio of MSR carrying value to related loans serviced for others	1.93%	1.95%	1.97%	1.96%	1.89%
MSR servicing fee multiple (1)	4.03	4.05	4.12	4.02	3.95
Weighted-average note rate (loans serviced for others)	4.34%	4.34%	4.36%	4.41%	4.42%
Weighted-average servicing fee (loans serviced for others)	0.48%	0.48%	0.48%	0.49%	0.48%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$627,893	$595,549	$579,504	$587,994	$572,734
Interest-bearing transaction and savings deposits:
NOW accounts	486,104	480,620	461,349	528,679	541,592
Statement savings accounts due on demand	283,969	295,096	293,858	308,217	311,202
Money market accounts due on demand	1,932,340	1,926,153	1,834,154	1,563,921	1,587,741
Total interest-bearing transaction and savings deposits	2,702,413	2,701,869	2,589,361	2,400,817	2,440,535
Total transaction and savings deposits	3,330,306	3,297,418	3,168,865	2,988,811	3,013,269
Certificates of deposit	1,396,082	1,319,842	1,190,689	1,182,244	1,291,935
Noninterest-bearing accounts - other	393,897	431,736	401,398	499,431	442,567
Total deposits	$5,120,285	$5,048,996	$4,760,952	$4,670,486	$4,747,771

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.3%	11.8%	12.2%	12.6%	12.1%
Interest-bearing transaction and savings deposits:
NOW accounts	9.5	9.5	9.7	11.3	11.4
Statement savings accounts, due on demand	5.5	5.8	6.2	6.6	6.6
Money market accounts, due on demand	37.7	38.1	38.5	33.5	33.4
Total interest-bearing transaction and savings deposits	52.7	53.4	54.4	51.4	51.4
Total transaction and savings deposits	65.0	65.2	66.6	64.0	63.5
Certificates of deposit	27.3	26.1	25.0	25.3	27.2
Noninterest-bearing accounts - other	7.7	8.7	8.4	10.7	9.3
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Deposits
The increase in deposits from March 31, 2018 was primarily driven by an increase in brokered CDs relating to favorable issuance costs for these deposits relative to other wholesale sources of funds, and business checking accounts. The increase from June 30, 2017 was driven primarily by increases in consumer, business and public fund money markets, and also included deposits from the acquisition of a branch in El Cajon, California in the third quarter of 2017.

Mortgage Banking Segment

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Net interest income	$3,258	$3,012	$5,203	$5,526	$4,420	$6,270	$9,167
Noninterest income	60,984	53,735	60,104	71,922	72,732	114,719	137,768
Noninterest expense	71,279	62,497	68,122	77,537	74,613	133,776	145,017
(Loss) income before income taxes	(7,037)	(5,750)	(2,815)	(89)	2,539	(12,787)	1,918
Income tax (benefit) expense	(2,236)	(1,410)	(28,369)	34	776	(3,646)	464
Net (loss) income	$(4,801)	$(4,340)	$25,554	$(123)	$1,763	$(9,141)	$1,454

Net income (loss), excluding income tax reform-related benefit and restructuring-related expenses (1)	$630	$(4,570)	$(2,101)	$2,397	$1,830	$(3,940)	$1,521

Efficiency ratio (2)	110.95%	110.13%	104.31%	100.11%	96.71%	110.57%	98.69%
Core efficiency ratio (1)(3)	100.25%	110.65%	104.71%	95.11%	96.58%	105.13%	98.62%
Full-time equivalent employees (ending)	1,235	1,307	1,351	1,392	1,487	1,235	1,487

(1)
Mortgage Banking segment net income (loss) and core efficiency ratio, excluding tax reform- related benefits, and restructuring-related items, are non-GAAP financial measures. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of the Company's financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding tax reform-related benefits and restructuring related charges.
Net (loss) income
Earnings for the second quarter of 2018 were lower when compared to the first quarter of 2018, primarily due to the $6.9 million in restructuring charges and increased commission costs on higher closed loan volume in the second quarter of 2018, partially offset by the seasonal increase in mortgage production. The earnings decrease in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to restructuring charges, lower mortgage production and lower mortgage loan servicing income. This decrease was partially offset by decreased commissions costs on lower closed loan volume and lower salary and related costs associated with headcount reductions from our second and third quarter 2017, and early second quarter 2018 restructuring events.
Core net income (loss)
The increase in earnings, excluding restructuring-related items, in the second quarter of 2018 compared to the first quarter of 2018 was primarily due to the seasonal increase in mortgage production and higher composite margin. The increase in earnings was partially offset by increased commission costs on higher closed loan volume in the second quarter of 2018. The decrease in earnings, excluding restructuring-related items, in the second quarter of 2018 compared to the second quarter of 2017 was primarily due to decreased mortgage production, lower composite margin and lower mortgage loan servicing income. This decrease was partially offset by lower salary and related costs associated with headcount reductions from our second and third quarter 2017 restructuring events.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Noninterest Expense
Noninterest expense increased from the first quarter of 2018 primarily due to the $6.9 million in restructuring charges in the second quarter of 2018 and increased commission costs on higher closed loan volume in the second quarter of 2018. Noninterest expense decreased from the second quarter of 2017 primarily due to decreased commissions, salary and related costs on lower closed loan volume in the second quarter of 2018 compared to the second quarter of 2017, partially offset by the restructuring charges in the second quarter of 2018.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Secondary Market Activity

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Production volumes for sale to the secondary market:
Single family mortgage interest rate lock commitments	$1,679,748	$1,571,975	$1,534,783	$1,872,645	$1,950,427	$3,251,723	$3,573,049
Single family mortgage closed loan volume (1)(2)	1,739,887	1,452,398	1,887,290	2,034,715	2,011,127	3,192,285	3,632,180
Single family mortgage loans sold(2)	$1,768,348	$1,550,724	$2,004,583	$1,956,129	$1,808,500	$3,319,072	$3,548,237
Gain on loan origination and sale activities:(3)
Single family:
Servicing value and secondary market gains(4)	$48,182	$41,427	$44,479	$56,657	$57,353	$89,609	$107,891
Loan origination fees	6,158	5,445	6,862	7,356	6,823	11,603	12,604
Total mortgage banking gain on loan origination and sale activities(3)	$54,340	$46,872	$51,341	$64,013	$64,176	$101,212	$120,495

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(5)	287	264	290	303	294	276	302
Loan origination fees / retail mortgage originations(6)	39	40	39	39	37	39	37
Composite Margin	326	304	329	342	331	315	339

(1)
Includes loans originated by WMS Series LLC and purchased by HomeStreet and brokered loans where HomeStreet receives fee income but does not fund the loan on its balance sheet or sell it to the secondary market.

(2)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

(3)	Excludes inter-segment activities.

(4)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(5)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(6)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.
Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments increased from the first quarter of 2018 primarily reflecting the seasonal increase in purchase mortgages. Single family mortgage interest rate lock and purchase loan commitments decreased from the second quarter of 2017 primarily reflecting the impact of a decreased supply of available housing in our markets. This reduced the volume of purchase mortgage originations. In addition, the impact of higher mortgage interest rates reduced the volume of refinance activity in the second quarter of 2018.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)
Our composite profit margin increased from the first quarter of 2018 primarily due to easing of competitive market pressures on pricing. Our composite profit margin decreased slightly from the second quarter of 2017.

Mortgage Banking Servicing Income

	Quarter Ended						Six Months Ended
(in thousands)	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018		June 30, 2017

Servicing income, net:
Servicing fees and other	$16,384		$16,494	$15,475	$14,790	$14,325	$32,878		$28,664
Changes in fair value of single family MSRs due to amortization(1)	(9,400)		(8,870)	(8,855)	(9,167)	(8,909)	(18,270)		(17,429)
	6,984		7,624	6,620	5,623	5,416	14,608		11,235
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	11,299	(3)	30,019	4,155	(1,027)	(6,417)	41,318	(3)	(4,285)
Net (loss) gain from derivatives economically hedging MSR	(12,188)		(30,977)	(2,328)	2,807	8,874	(43,165)		9,253
	(889)		(958)	1,827	1,780	2,457	(1,847)		4,968
Mortgage Banking servicing income	$6,095		$6,666	$8,447	$7,403	$7,873	$12,761		$16,203

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $573 thousand, net of transaction costs and prepayment reserves, resulting from the sale of single family MSRs during the three months ended June 30, 2018.

Single Family Loans Serviced for Others

(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Single family
U.S. government and agency	$18,493,704	$22,715,153	$22,123,710	$21,378,395	$20,574,300
Other	579,472	504,423	507,437	513,858	530,308
Total single family loans serviced for others	$19,073,176	$23,219,576	$22,631,147	$21,892,253	$21,104,608

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	June 30, 2018		Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Beginning balance	$294,062		$258,560	$244,106	$236,621	$235,997
Additions and amortization:
Originations	16,673		14,353	19,154	17,679	15,748
Purchases	—		—	—	—	211
Sale of servicing rights	(66,890)		—	—	—	—
Changes due to amortization (1)	(9,400)		(8,870)	(8,855)	(9,167)	(8,909)
Net additions and amortization	(59,617)		5,483	10,299	8,512	7,050
Changes in fair value due to changes in model inputs and/or assumptions (2)	11,299	(3)	30,019	4,155	(1,027)	(6,426)
Ending balance	$245,744		$294,062	$258,560	$244,106	$236,621
Ratio of MSR carrying value to related loans serviced for others	1.29%		1.27%	1.14%	1.12%	1.12%
MSR servicing fee multiple (4)	4.47		4.49	4.05	3.96	3.97
Weighted-average note rate (loans serviced for others)	4.10%		4.01%	4.00%	3.99%	3.98%
Weighted-average servicing fee (loans serviced for others)	0.29%		0.28%	0.28%	0.28%	0.28%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $573 thousand, net of transaction costs and prepayment reserves, resulting from the sale of single family MSRs during the three months ended June 30, 2018.

(4)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

Loan Servicing
The decrease in mortgage banking servicing income from the first quarter of 2018 was primarily due to lower servicing fees partially offset by higher risk management results. Included in servicing income for the second quarter of 2018 is $573 thousand pre-tax income recognized from the sale of single family MSRs. The decrease compared to the second quarter of 2017 was due to lower risk management results, partially offset by higher servicing fees. The flattening yield curve and increased negative convexity in our mortgage servicing portfolio have substantially reduced risk management results. The higher servicing fees relate to higher average balances of loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items and acquisition-related items, net of tax, for our Commercial and Consumer Banking Segment and our Mortgage Banking Segment; return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items, net of tax, and acquisition-related items, net of tax; tangible book value per share; and average tangible shareholders’ equity. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed core net income; core diluted income per common share; noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, acquisition-related items, net of tax; net income, excluding income tax reform-related items and acquisition-related items, net of tax, for our Commercial and Consumer Banking segment; and net income (loss), excluding tax reform-related items, restructuring-related items, net of tax, for our Mortgage Banking segment to provide comparisons of quarter-to-date fiscal 2018 information to the corresponding periods of fiscal 2017, excluding the impact of the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses. We also have presented core efficiency ratios, which eliminate costs incurred in connection with these acquisitions. We refer to all of the above measurements as “Core” measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses, that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible book value per share of common stock and return on average tangible shareholders’ equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Shareholders' equity	$706,459	$700,963	$704,380	$671,469	$655,841	$706,459	$655,841
Less: Goodwill and other intangibles	$(28,848)	$(29,254)	$(29,661)	$(29,893)	$(29,783)	$(28,848)	$(29,783)
Tangible shareholders' equity (1)	$677,611	$671,709	$674,719	$641,576	$626,058	$677,611	$626,058

Common shares outstanding	26,978,229	26,972,074	26,888,288	26,884,402	26,874,871	26,978,229	26,874,871

Shareholders' equity per share	$26.19	$25.99	$26.20	$24.98	$24.40	$26.19	$24.40
Impact of goodwill and other intangibles	(1.07)	(1.09)	(1.11)	(1.12)	(1.10)	(1.07)	(1.10)
Tangible book value per share (2)	$25.12	$24.90	$25.09	$23.86	$23.30	$25.12	$23.30

Average shareholders' equity	$751,593	$717,742	$701,849	$683,186	$668,377	$734,761	$658,961
Less: Average goodwill and other intangibles	(29,109)	(29,500)	(29,898)	(29,722)	(30,104)	(29,303)	(30,356)
Average tangible shareholders' equity	$722,484	$688,242	$671,951	$653,464	$638,273	$705,458	$628,605

Return on average shareholders’ equity	3.78%	3.27%	19.90%	8.10%	6.71%	3.53%	6.13%
Impact of goodwill and other intangibles	0.15%	0.14%	0.88%	0.37%	0.31%	0.15%	0.29%
Return on average tangible shareholders' equity (2)	3.93%	3.41%	20.78%	8.47%	7.02%	3.68%	6.42%

Return on average shareholders' equity	3.78%	3.27%	19.90%	8.10%	6.71%	3.53%	6.13%
Impact of tax reform-related benefit	—%	—%	(13.29)%	—%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	2.90%	(0.13)%	(0.10)%	1.49%	0.04%	1.42%	0.02%
Impact of acquisition-related expenses (net of tax)	—%	(0.02)%	0.03%	0.12%	0.07%	(0.01)%	0.03%
Return on average shareholders' equity, excluding tax reform-related, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	6.68%	3.12%	6.54%	9.71%	6.82%	4.94%	6.18%

Return on average assets	0.40%	0.35%	2.03%	0.83%	0.70%	0.37%	0.63%
Impact of tax reform-related benefit	—%	—%	(1.35)%	—%	—%	—%	—%
Impact of restructuring-related expenses (net of tax)	0.31%	(0.01)%	(0.01)%	0.15%	—%	0.15%	—%
Impact of acquisition-related expenses (net of tax)	—%	(0.01)%	—%	0.01%	0.01%	—%	0.01%
Return on average assets, excluding tax reform-related benefit, restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.71%	0.33%	0.67%	0.99%	0.71%	0.52%	0.64%

(1)
Tangible shareholders’ equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders’ equity. Tangible    shareholders’ equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders’ equity.

(2)
Tangible book value is calculated by dividing tangible shareholders’ equity by the number of common shares outstanding. The return on average tangible shareholders’ equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders’ equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Consolidated results:
Net income	$7,099	$5,866	$34,915	$13,839	$11,209	$12,965	$20,192
Impact of income tax reform-related benefit	—	—	(23,326)	—	—	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	5,445	(230)	(169)	2,520	67	5,215	67
Impact of acquisition-related (recoveries) expenses, net of tax	3	(39)	47	229	115	(36)	115
Core net income	$12,547	$5,597	$11,467	$16,588	$11,391	$18,144	$20,374

Net interest income	$51,003	$48,460	$51,079	$50,840	$46,868	$99,463	$92,519

Noninterest income	69,389	60,831	72,801	83,884	81,008	130,220	155,469

Noninterest expense	$110,565	$100,769	$106,838	$114,697	$111,244	$211,334	$218,118
Impact of restructuring-related (expenses) recoveries	(6,892)	291	260	(3,877)	(103)	(6,601)	(103)
Impact of acquisition-related recoveries (expenses)	(4)	50	(72)	(353)	(177)	46	(177)
Noninterest expense, excluding restructuring and acquisition-related recoveries (expenses)	$103,669	$101,110	$107,026	$110,467	$110,964	$204,779	$217,838

Efficiency ratio	91.84%	92.20%	86.24%	85.13%	86.99%	92.01%	87.96%
Impact of restructuring-related (expenses) recoveries	(5.72)%	0.26%	0.21%	(2.87)%	(0.08)%	(2.87)%	(0.04)%
Impact of acquisition-related (expenses) recoveries	(0.01)%	0.05%	(0.06)%	(0.26)%	(0.14)%	0.02%	(0.08)%
Core efficiency ratio	86.11%	92.51%	86.39%	82.00%	86.77%	89.16%	87.84%

Diluted earnings per common share	$0.26	$0.22	$1.29	$0.51	$0.41	$0.48	$0.75
Impact of income tax reform-related benefit	—	—	(0.86)	—	—	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	0.20	(0.01)	(0.01)	0.09	—	0.19	—
Impact of acquisition-related (recoveries) expenses, net of tax	—	—	—	0.01	0.01	—	—
Core diluted earnings per common share	$0.46	$0.21	$0.42	$0.61	$0.42	$0.67	$0.75

Return on average tangible shareholders' equity	3.93%	3.41%	20.78%	8.47%	7.02%	3.68%	6.42%
Impact of income tax reform-related benefit	—%	—%	(13.89)%	—%	—%	—%	—%
Impact of restructuring-related expenses (recoveries), net of tax	3.01%	(0.13)%	(0.10)%	1.54%	0.05%	1.48%	0.02%
Impact of acquisition-related (recoveries) expenses, net of tax	0.01%	(0.03)%	0.04%	0.14%	0.07%	(0.02)%	0.04%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, restructuring, net of tax, and acquisition-related (recoveries) expenses, net of tax	6.95%	3.25%	6.83%	10.15%	7.14%	5.14%	6.48%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Commercial and Consumer Banking segment results:
Net income	$11,900	$10,206	$9,361	$13,962	$9,446	$22,106	$18,738
Impact of income tax reform-related tax expense	—	—	4,160	—	—	—	—
Impact of acquisition-related (recoveries) expenses, net of tax	3	(39)	47	229	115	(36)	115
Impact of restructuring-related expenses, net of tax	13	—	—	—	—	13	—
Net income, excluding income tax reform-related expense, acquisition-related (recoveries) expenses and restructuring-related expenses, net of tax	$11,916	$10,167	$13,568	$14,191	$9,561	$22,083	$18,853
Net interest income	$47,745	$45,448	$45,876	$45,314	$42,448	$93,193	$83,352
Noninterest income	8,405	7,096	12,697	11,962	8,276	$15,501	$17,701
Noninterest expense	39,286	38,272	38,716	37,160	36,631	$77,558	$73,101
Impact of acquisition-related recoveries (expenses)	(4)	50	(72)	(353)	(177)	46	(177)
Impact of restructuring-related expenses	(17)	—	—	—	—	(17)	—
Noninterest expense, excluding acquisition-related and restructuring-related (expenses) recoveries	$39,265	$38,322	$38,644	$36,807	$36,454	$77,587	$72,924

Efficiency ratio	69.97%	72.84%	66.10%	64.88%	72.22%	71.35%	72.34%
Impact of acquisition-related expenses (recoveries)	(0.01)%	0.09%	(0.12)%	(0.62)%	(0.35)%	0.05%	(0.18)%
Impact of restructuring-related expenses	(0.03)%	—%	—%	—%	—%	(0.02)%	—%
Core efficiency ratio	69.93%	72.93%	65.98%	64.26%	71.87%	71.38%	72.16%

	Quarter Ended					Six Months Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	June 30, 2018	June 30, 2017

Mortgage Banking segment results:
Net (loss) income	$(4,801)	$(4,340)	$25,554	$(123)	$1,763	$(9,141)	$1,454
Impact of income tax reform-related tax benefit	—	—	(27,486)	—	—	—	—
Impact of restructuring-related expenses (recoveries), net of tax	5,431	(230)	(169)	2,520	67	5,201	67
Net income (loss), excluding income tax reform-related benefit and restructuring-related expenses (recoveries), net of tax	$630	$(4,570)	$(2,101)	$2,397	$1,830	$(3,940)	$1,521
Net interest income	3,258	3,012	5,203	5,526	4,420	$6,270	$9,167
Noninterest income	60,984	53,735	60,104	71,922	72,732	$114,719	$137,768
Noninterest expense	71,279	62,497	68,122	77,537	74,613	$133,776	$145,017
Impact of restructuring-related (expenses) recoveries	(6,875)	291	260	(3,877)	(103)	$(6,584)	$(103)
Noninterest expense, excluding restructuring-related (expenses) recoveries	$64,404	$62,788	$68,382	$73,660	$74,510	$127,192	$144,914
Efficiency ratio	110.95%	110.13%	104.31%	100.11%	96.71%	110.57%	98.69%
Impact of restructuring-related (expenses) recoveries	(10.70)%	0.52%	0.40%	(5.00)%	(0.13)%	(5.44)%	(0.07)%
Core efficiency ratio	100.25%	110.65%	104.71%	95.11%	96.58%	105.13%	98.62%

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry and our expectations about the future regarding recent and planned growth. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow. These limitations and risks include changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; the uncertainty and potentially destabilizing impact on our employees and customers from the recent activity of shareholder activists; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices and the job market; the impact of natural disasters on housing availability; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2017 has been derived from our audited financial statements for the year then ended as included in our 2017 Form 10-K. All financial data should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2017 and the notes to such consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2017, as contained in the Company's Annual Report on Form 10-K for such fiscal year.